UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 9, 2012

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	0-021699 (Commission File Number)	23-2789550 (I.R.S. Employer Identification Number)

730 STOCKTON DRIVE, EXTON, PENNSYLVANIA	19341
(Address of Principal Executive Offices)	(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events.

ViroPharma Incorporated (the “Company”) today announced that on April 9, 2012, the U.S. Food and Drug Administration (FDA) denied the Citizens Petition (Docket # FDA-2006-P-0007) filed by ViroPharma on March 17, 2006 related to the FDA’s proposed in-vitro method for determining bioequivalence of abbreviated new drug applications (ANDAs) of Vancocin® (vancomycin hydrochloride, USP) Capsules. In the FDA’s response to the citizen’s petition, the agency dismissed all scientific and legal questions raised by ViroPharma and also informed the company that a final guidance for vancomycin bioequivalence consistent with the FDA’s citizen petition response is forthcoming. FDA also indicated that it is approving three ANDA’s for generic vancomycin capsules.

The FDA also informed ViroPharma in the same correspondence that the recent sNDA for Vancocin from December 14, 2011 would not qualify for three additional years of exclusivity based on the agency’s narrow interpretation of the statutory authority to require a “significant new usage” or new indications for, an old antibiotic (such as Vancocin) in order for a sNDA to be eligible for a grant of exclusivity.

ViroPharma intends to file a complaint in the United States District Court for the District of Columbia, seeking an injunction to enjoin the FDA’s approval of ANDAs for generic versions of Vancocin.

In addition, the company has received a notification that the Federal Trade Commission is conducting an investigation into whether the company has engaged in unfair methods of competition with respect to Vancocin. The existence of an investigation does not indicate that the FTC has concluded that ViroPharma has violated the law and the company does not believe that it has engaged in unfair methods of competition with respect to Vancocin. The Company intends to cooperate with the FTC investigation.

The full text of a press release issued by the Company in connection with the announcement is set forth as Exhibit 99.1 attached hereto.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are attached to this Form 8-K:

(d)	Exhibit No.	Description

	99.1	Press release dated April 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: April 10, 2012	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary

Index of Exhibits

Exhibit Number	Description

99.1	Press release dated April 10, 2012.